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BDO Seidman, LLP
1900 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067





                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS



Youbet.com, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amended No. 1 to the Registration Statement on Form S-3 of our report dated March 25, 1999, except for Note 11, which is as of April 6, 1999, accompanying the financial statements of You Bet International, Inc. (the "Company") as of December 31, 1997 and 1998, and for the years then ended, as included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

We also consent to the reference to us under the caption "Experts" in the Prospectus which is part of such Registration Statement.



                                                  BDO SEIDMAN, LLP


Los Angeles, California
September 27, 1999